Exhibit 99.1

652 Albany Shaker Road, Albany, NY 12211News Release

FOR IMMEDIATE RELEASE:

Pioneer Bancorp, Inc. Reports December 31, 2024 Results
Net Income of $9.6 Million

Albany, N.Y. – January 30, 2025 – Pioneer Bancorp, Inc. (“Pioneer”) (NASDAQ: PBFS), a leading financial institution in New York’s Capital Region, today reported the results for the three and six months ended December 31, 2024. As previously announced, Pioneer has changed its fiscal year end to December 31 from June 30 and as a result of this change the three months ended December 31, 2024 is the second three months of Pioneer’s six month transition period ended December 31, 2024.

Net income for the three and six months ended December 31, 2024 was $3.3 million, or $0.13 per basic and diluted share, and $9.6 million, or $0.38 per basic and diluted share, respectively, as compared to $3.2 million, or $0.13 per basic and diluted share, and $6.6 million, or $0.26 per basic and diluted share for the three and six months ended December 31, 2023, respectively.

Highlights

●	Net loans receivable of $1.43 billion at December 31, 2024 was up $90.5 million, or 6.7%, from June 30, 2024.
●	Non-performing assets were $5.2 million, or 0.27% of total assets, at December 31, 2024, compared to $9.2 million, or 0.49% of total assets, at June 30, 2024.
●	Deposits of $1.59 billion at December 31, 2024 were up $35.9 million, or 2.3%, from June 30, 2024.
●	Net interest income of $35.5 million for the six months ended December 31, 2024 was up $3.5 million or 10.9%, from the six months ended December 31, 2023.
●	Net interest margin of 3.99% for the six months ended December 31, 2024 was up 28 basis points from the six months ended December 31, 2023.

Thomas Amell, President and CEO stated, “Our results for the six month transition period ended December 31, 2024 reflect Pioneer’s consistent focus on developing and deepening client relationships through our strategy of being “More Than a Bank”. We experienced positive momentum for the period with growth in net interest income as we continued to grow loans and our diversified deposit base while prudently managing funding costs.  At the same time, we continued to make progress with diversifying products and services which resulted in growth in noninterest income for the period.  We believe that our delivery and service levels are a true differentiator in the financial services space and remain firmly rooted in our belief that engaged employees lead to client advocates and, ultimately, financial success for Pioneer.  As we look ahead, we are optimistic about the path that Pioneer is on and look forward to advancing our overall strategic direction in the upcoming year.”

Total assets were $1.98 billion at December 31, 2024, primarily consisting of $1.43 billion of net loans receivable, $321.5 million of securities available for sale and $96.5 million of cash and cash equivalents. Deposits totaled $1.59 billion at December 31, 2024, and the deposit base was well diversified across customer segments, consisting of approximately 53% retail, 19% commercial and 28% municipal customer relationships. Estimated uninsured deposits, net of affiliate deposits and collateralized deposits, represented 12.9% of total deposits at December 31, 2024. Total shareholders’ equity was $304.6 million at December 31, 2024.

Selected highlights at and for the three and six months ended December 31, 2024 are as follows:

Net Interest Income and Margin

Net interest income increased $1.5 million, or 9.2%, to $17.6 million for the three months ended December 31, 2024 from $16.1 million for the three months ended December 31, 2023 and increased $3.5 million, or 10.9%, to $35.5 million for the six months ended December 31, 2024 from $32.0 million for the six months ended December 31, 2023. The increase in net interest income for the three months ended December 31, 2024 was primarily due to an increase in the average yield on interest-earning assets of 52 basis points and an increase in the average balance of interest-earning assets of $56.1 million, partially offset by an increase in the average cost of interest-bearing liabilities of 42 basis points and an increase in the average balance of interest-bearing liabilities of $64.5 million. The increase in net interest income for the six months ended December 31, 2024 was primarily due to an increase in the average yield on interest-earning assets of 67 basis points and an increase in the average balance of interest-earning assets of $54.3 million, partially offset by an increase in the average cost of interest-bearing liabilities of 54 basis points and an increase in the average balance of interest-bearing liabilities of $71.5 million.

Interest income increased $3.0 million, or 13.8%, to $24.5 million for the three months ended December 31, 2024, from $21.5 million for the three months ended December 31, 2023. Interest income increased $7.2 million, or 17.3%, to $48.8 million for the six months ended December 31, 2024, from $41.6 million for the six months ended December 31, 2023. The increase in interest income for the three and six months ended December 31, 2024 was driven by market related increases in interest rates on new loans and an asset allocation shift, using investment securities’ cash flow to fund higher yielding assets.

Interest expense increased $1.5 million to $6.9 million for the three months ended December 31, 2024 from $5.4 million for the three months ended December 31, 2023. Interest expense increased $3.7 million to $13.4 million for the six months ended December 31, 2024 from $9.7 million for the six months ended December 31, 2023. The average cost of interest-bearing liabilities increased by 42 basis points to 2.43% for the three months ended December 31, 2024, compared to 2.01% for the three months ended December 31, 2023. The average cost of interest-bearing liabilities increased by 54 basis points to 2.38% for the six months ended December 31, 2024, compared to 1.84% for the six months ended December 31, 2023. The average cost of interest-bearing liabilities increased for the three and six months ended December 31, 2024 due primarily to the repricing of certain interest-bearing deposit accounts in response to changes in market interest rates and the higher interest rate environment, as well as a shift in the mix of deposits towards higher cost interest-bearing accounts.

Net interest margin increased 21 basis points to 3.91% for the three months ended December 31, 2024, compared to 3.70% for the three months ended December 31, 2023. Net interest margin increased 28 basis points to 3.99% for the six months ended December 31, 2024, compared to 3.71% for the six months ended December 31, 2023.

Asset Quality and Provision for Credit Losses

Non-performing assets were $5.2 million, or 0.27% of total assets, at December 31, 2024, compared to $9.2 million, or 0.49% of total assets, at June 30, 2024.

The allowance for credit losses on loans was $21.8 million at December 31, 2024 and at June 30, 2024, representing 1.49% and 1.60% of total loans outstanding, respectively.

Net charge-offs were $156,000 for the three months ended December 31, 2024, compared to net charge-offs of $366,000 for the three months ended December 31, 2023. Annualized net charge-offs were 0.04% of average loans for the three months ended December 31, 2024, compared to annualized net charge-offs of 0.12% of average loans for the three months ended December 31, 2023. Net charge-offs were $22,000 for the six months ended December 31, 2024, compared to net charge-offs of $371,000 for the six months ended December 31, 2023. Annualized net charge-offs were 0.00% of average loans for the six months ended December 31, 2024, compared to annualized net charge-offs of 0.06% of average loans for the six months ended December 31, 2023.

The provision for credit losses was $1.1 million and $220,000 for the three and six months ended December 31, 2024, respectively, as compared to a provision for credit losses of $1.1 million and $1.9 million for the three and six months ended December 31, 2023, respectively. The decrease in the provision for credit losses for the six months ended December 31, 2024 was primarily due to improvements in asset quality and economic conditions, offset in part by growth in the loan portfolio.

Noninterest Income and Noninterest Expense

Noninterest income of $4.7 million for the three months ended December 31, 2024 decreased $144,000, or 3.0%, as compared to $4.8 million for the three months ended December 31, 2023. Noninterest income of $8.8 million for the six months ended December 31, 2024 increased $400,000, or 4.8%, as compared to $8.4 million for the six months ended December 31, 2023. The decrease in noninterest income for the three months ended December 31, 2024 was primarily from $6.0 million of income from the previously announced settlement of litigation and $269,000 of net gain on equity securities during the three months ended December 31, 2023, offset in part by a $5.6 million loss on sale of securities available for sale as part of a balance sheet repositioning during the three months ended December 31, 2023 and an increase in other income of $429,000 during the three months ended December 31, 2024. The increase in noninterest income for the six months ended December 31, 2024 was primarily due to an increase in insurance and wealth management services income of $201,000 and other income of $678,000 during the six months ended December 31, 2024, and a $5.6 million loss on sale of securities available for sale as part of a balance sheet repositioning during the six months ended December 31, 2023, offset in part by $6.0 million of income from the previously announced settlement of litigation and $349,000 of net gain on equity securities during the six months ended December 31, 2023. The increase in insurance and wealth management services income for the six months ended December 31, 2024 was primarily as a result of organic growth and positive market performance related to our wealth management services.

Noninterest expense of $17.0 million for the three months ended December 31, 2024 increased $1.2 million, or 7.4%, as compared to $15.8 million for the three months ended December 31, 2023. Noninterest expense of $31.6 million for the six months ended December 31, 2024 increased $1.4 million, or 4.8%, as compared to $30.2 million for the six months ended December 31, 2023.  The increase in noninterest expense for the three months ended December 31, 2024 was primarily due to an increase in salaries and employee benefits of $769,000, an increase in occupancy and equipment of $1.2 million and an increase in other expenses of $453,000, offset in part by a decrease in professional fees of $906,000. The increase in noninterest expense for the six months ended December 31, 2024 was primarily due to an increase in salaries and employee benefits of $1.5 million, an increase in occupancy and equipment of $1.2 million and an increase in other expenses of $739,000, offset in part by a decrease in professional fees of $1.5 million. Salaries and employee benefits increased due to compensation expense from annual merit increases, hiring talent to fill open positions, an enhanced annual bonus, as well as due to share-based compensation costs recognized during the three and six months ended December 31, 2024 for the stock awards granted during the three months ended June 30, 2024. Occupancy expense increased for the three and the six months ended December 31, 2024 primarily due to $466,000 in impairment expense related to branch renovation strategic initiatives and a $730,000 loss on the sale of a non-branch property. The non-branch property sold was acquired in 2017 as part of a transaction to acquire a separate branch location that was previously leased and the $2.25 million in proceeds from the sale will be redeployed to ongoing branch renovation projects. Other expenses increased for the three and the six months ended December 31, 2024 primarily due to a tax-deductible contribution to the Pioneer Bank Charitable Foundation. Professional fees decreased due to lower legal fees and expenses as compared to the prior-year periods.

Income Taxes

Income tax expense increased $101,000 to $923,000 for the three months ended December 31, 2024 as compared to $822,000 for the three months ended December 31, 2023 primarily due to an increase in income before income taxes. Income tax expense increased $1.1 million to $2.8 million for the six months ended December 31, 2024 as compared to $1.7 million for the six months ended December 31, 2023 primarily due to an increase in income before income taxes. Our effective tax rate was 22.6% for the six months ended December 31, 2024 compared to 20.6% for the six months ended December 31, 2023. The increase in our effective tax rate was primarily due to the decrease in tax-exempt income for the six months ended December 31, 2024 as compared to the prior-year period.

Balance Sheet Summary

Total assets of $1.98 billion at December 31, 2024 increased $84.3 million, or 4.4%, from $1.90 billion at June 30, 2024.

Net loans receivable of $1.43 billion at December 31, 2024 increased $90.5 million, or 6.7%, from $1.34 billion at June 30, 2024. The increase in net loans receivable was primarily a result of growth in the residential mortgage loan portfolio which increased by $55.8 million. Commercial construction loans increased by $12.6 million, commercial real estate loans increased by $8.6 million, commercial and industrial loans increased by $7.3 million, consumer loans increased by $4.1 million and home equity loans and lines of credit increased by $2.1 million.

Securities available for sale of $321.5 million at December 31, 2024 increased $64.1 million, or 24.9%, from $257.4 million at June 30, 2024. The increase was primarily due to purchases of $140.2 million, offset in part by maturities, paydowns, calls and sales of $78.0 million during the six months ended December 31, 2024.

Deposits of $1.59 billion at December 31, 2024 increased $35.9 million, or 2.3%, from $1.55 billion at June 30, 2024. By deposit category, money market accounts increased by $44.8 million, non-interest-bearing demand accounts increased by $9.0 million, and certificate of deposits increased by $7.8 million, offset in part by a decrease in demand accounts of $19.6 million and a decrease in savings accounts of $6.1 million. The increase in money market accounts was primarily due to growth in municipal and commercial deposits and migration of funds from non-interest bearing demand, savings and other lower rate interest-bearing accounts. The increase in non-interest-bearing demand accounts was primarily related to growth in municipal and commercial deposits. The increase in certificates of deposit was primarily due to migration of funds from non-interest-bearing demand, savings and other lower rate interest-bearing accounts. The decreases in demand accounts and savings accounts were primarily related to migration of funds to higher interest-bearing accounts.

Shareholders’ equity of $304.6 million at December 31, 2024 increased $8.0 million, or 2.7%, from $296.5 million at June 30, 2024 primarily as a result of net income of $9.6 million and an increase in accumulated other comprehensive income of $601,000, partially offset by the repurchase of common stock of $3.1 million. Pioneer Bank, National Association has consistently maintained regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 (leverage) capital to average assets ratio of 12.07% at December 31, 2024.

Stock Repurchase

On May 21, 2024, Pioneer announced that it had adopted a stock repurchase program for up to approximately 5% of its then outstanding common stock, or 1,298,883 shares of its common stock. This is Pioneer’s first stock repurchase program since completing its mutual holding company reorganization and related stock offering. Pioneer repurchased 287,389 shares of its common stock during the six months ended December 31, 2024 at an average price of $10.81 per share under this stock repurchase program.  As of December 31, 2024, there were 905,108 shares available for repurchase under this program.

About Pioneer

Pioneer is a bank holding company whose wholly owned subsidiary is Pioneer Bank, National Association. Pioneer provides diversified financial services through Pioneer Bank, National Association and its subsidiaries, with 23 offices in the Capital Region of New York State, and offers a broad array of deposit, lending, and other financial services to individuals, businesses, and municipalities. Pioneer Bank, National Association is a national bank whose wholly owned subsidiaries are Pioneer Insurance Agency, Inc. and Pioneer Financial Services, Inc. For more information on Pioneer, please visit www.pioneerny.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements include, but are not limited to, statements made by Mr. Thomas Amell. Pioneer’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. No assurance can be given that the future results covered by forward-looking statements will be achieved. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including those discussed in our annual report on Form 10-K for the fiscal year ended June 30, 2024, under the heading “Risk Factors” and other filings made with the Securities and Exchange Commission (the “SEC”), including our quarterly reports on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, Pioneer does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

For additional information contact:

Patrick J. Hughes

Executive Vice President and Chief Financial Officer

(518) 730-3025

InvestorRelations@pioneerny.com

Pioneer Bancorp, Inc.

Selected Financial Data (unaudited)

	December 31,	June 30,
	2024	2024

	(In thousands)
Selected Financial Condition Data:
Total assets	$1,979,730	$1,895,404
Cash and cash equivalents	96,521	165,190
Securities available for sale	321,537	257,409
Securities held to maturity	25,400	25,090
Net loans receivable	1,434,575	1,344,069
Bank-owned life insurance	15,956	16,009
Premises and equipment, net	35,480	40,105
Deposits	1,586,183	1,550,252
Shareholders' equity	304,553	296,528

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2024	2023	2024	2023

	(In thousands, except share and per share amounts)
Selected Operating Data:
Interest income	$24,453	$21,486	$48,832	$41,642
Interest expense	6,879	5,392	13,362	9,659
Net interest income	17,574	16,094	35,470	31,983
Provision for credit losses	1,090	1,120	220	1,870
Net interest income after provision for credit losses	16,484	14,974	35,250	30,113
Noninterest income	4,691	4,835	8,809	8,409
Noninterest expense	16,960	15,795	31,648	30,199
Income before taxes	4,215	4,014	12,411	8,323
Income tax expense	923	822	2,811	1,712
Net income	$3,292	$3,192	$9,600	$6,611

Earnings per share - basic	$0.13	$0.13	$0.38	$0.26
Earnings per share - diluted	0.13	0.13	0.38	0.26

Weighted average shares outstanding - basic	24,951,211	25,207,570	25,011,322	25,201,205
Weighted average shares outstanding - diluted	25,046,502	25,207,570	25,098,384	25,201,205

	For the Three Months Ended		At or For the Six Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Performance Ratios:
Return on average assets	0.67%	0.67%	0.99%	0.70%
Return on average equity	4.29%	4.58%	6.31%	4.80%
Interest rate spread (1)	3.05%	2.94%	3.14%	3.01%
Net interest margin (2)	3.91%	3.70%	3.99%	3.71%
Non-interest expenses to average assets	3.47%	3.29%	3.28%	3.19%
Efficiency ratio (3)	76.17%	75.47%	71.47%	74.76%
Average interest-earning assets to average interest-bearing liabilities	159.18%	163.53%	158.84%	164.48%

Capital Ratios (4):
Average equity to average assets			15.74%	14.55%
Total capital to risk weighted assets			19.24%	19.57%
Tier 1 capital to risk weighted assets			17.99%	18.31%
Common equity tier 1 capital to risk weighted assets			17.99%	18.31%
Tier 1 capital to average assets			12.07%	11.30%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans			1.49%	1.66%
Allowance for credit losses as a percentage of non-performing loans			414.60%	178.27%
Net charge-offs to average outstanding loans during the period			—%	0.06%
Non-performing loans as a percentage of total loans			0.36%	0.93%
Non-performing loans as a percentage of total assets			0.27%	0.65%
Total non-performing assets as a percentage of total assets			0.27%	0.65%

Other:
Number of offices			23	23
Number of full-time equivalent employees			272	262

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods presented.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Capital Ratios are for Pioneer Bank, National Association.

The above information is preliminary and based on Pioneer’s data available at the time of presentation.